INTERIM SUB-INVESTMENT MANAGEMENT CONTRACT


     AGREEMENT dated as of May 31, 2006 between John Hancock Advisors, LLC ("John Hancock") (the "Adviser"), a Delaware limited liability company, Independence Investments, LLC (the "Sub-adviser"), a Delaware limited liability company, and John Hancock Institutional Series Trust (the "Trust"), a business trust under the laws of the Commonwealth of Massachusetts, on behalf of John Hancock Independence Diversified Core Equity Fund II (the "Fund"), a series of the Trust.

     Whereas, the Sub-adviser has acted as investment sub-advisor to the Fund pursuant to a Sub-Investment Management Contract dated March 8, 1995, as amended on June 7, 2002 (the "Prior Contract");

     Whereas, the Prior Contract has been approved by the Board of Trustees of the Trust and the shareholders of the Fund;

     Whereas, the Prior Contract is being terminated as a result of assignment;

     Whereas, the Board of Trustees has determined to appoint the Sub-adviser as investment sub-adviser to the Fund;

     Whereas, this Agreement is being entered into in reliance upon Rule 15a-4 under the Investment Company Act of 1940, as amended (the "Investment Company Act").

     Now therefore the Trust and the Sub-adviser agree as follow:

     Section 1. The Trust appoints the Sub-adviser as investment sub-adviser of the Fund for the period and on the terms set forth herein. The Sub-adviser accepts such appointment.

     Section 2. The Sub-adviser and the Trust, on behalf of the Fund, hereby agree that the provisions of the Prior Contract (other than as to the term of the Prior Contract) are incorporated herein by reference and made a part hereof. Without limiting the forgoing, Sub-adviser shall be entitled to the fee for its services provided for in the Prior Contract from (but exclusive of) the date hereof until the termination of this Agreement, except as provided in Section 3 below.

     Section 3. In the event that this Agreement is not approved by a majority of the Trust's outstanding voting securities (as such term is used in the Investment Company Act), the Sub-adviser shall be entitled to a fee equal to the lower of the fee under the Prior Contract and the cost to the Sub-adviser of performing its services under this Agreement in lieu of the fee provided for in
Section 2. For purposes of this Agreement, the Sub-adviser's costs in providing the services under this Agreement shall be equal to the pro rata portion of the Sub-adviser's expenses for the term of this Agreement attributable to its investment company advisory business, calculated as follows: the Sub-adviser's cost in providing investment advisory services to its investment companies multiplied by a fraction the numerator of which shall be the average daily net assets of the Fund during the term of this Agreement and the denominator of which shall be the average month end net assets under the Sub-adviser's management of all of its investment company clients.


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     Section 4. The compensation earned by the Sub-adviser under Section 2 of this Agreement shall be held in an interest bearing escrow account with the Fund's custodian. If a majority of the outstanding voting securities approves this Agreement prior to the end of its term, the amount in the escrow account (including any interest earned) shall be paid to the Sub-adviser. If a majority of the outstanding voting securities do not approve this Agreement prior to the end of its term, the Sub-adviser shall be entitled to be paid, out of the escrow account the lesser of (i) the amount in the escrow account (including any interest earned on that amount while in escrow) and (ii) the fee provided for in
Section 3 (plus any interest on that amount while in escrow), with any remaining amount in the escrow account being returned to the Fund.

     Section 5. This Agreement shall become effective on May 31, 2006. Unless terminated as provided below, this Agreement shall remain in full force and effect until the earliest of (i) approval of a Sub-Investment Management Contract between the Fund and the Sub-adviser and (ii) a date that is the later of 150 days after the date of the termination of the Prior Contract or such later date as may be consistent with a rule or interpretive position (formal or informal) of the staff of the Securities and Exchange Commission. This Agreement may be terminated at any time without payment of penalty by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund. The Sub-adviser may terminate this Agreement at any time without payment of any penalty on not less than 60 days written notice to the Fund. This Agreement shall automatically terminate upon its assignment as defined in the Investment Company Act.

     In witness whereof, the parties hereto have executed this Agreement as the 31st day of May, 2006.

                                     JOHN HANCOCK ADVISORS, LLC

                                     /s/ Keith F. Hartstein
                                     ----------------------
                                     By:   Keith F. Hartstein
                                     Its:  President and Chief Executive Officer


                                     JOHN HANCOCK INSTITUTIONAL SERIES TRUST
                                      on behalf of John Hancock Independence
                                      Diversified Core Equity Fund II

                                     /s/ Joyce K. Mahoney
                                     --------------------
                                     By:   Joyce K. Mahoney
                                     Its:  Assistant Secretary


                                     INDEPENDENCE INVESTMENTS, LLC

                                     /s/ Miriam F. Cooper
                                     --------------------
                                     By:   Miriam F. Cooper
                                     Its:  COO